Exhibit I

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Third Amendment”), dated as of November 1, 2013 (the “Third Amendment Effective Date”), is among MEMORIAL RESOURCE DEVELOPMENT LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Loan Parties”); each of the Lenders that is a signatory hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of July 13, 2012 (as amended prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower;

B. The Borrower has advised the Administrative Agent and the Lenders that pursuant to (i) that certain Global Agreement dated as of November 1, 2013 (the “Classic Global Agreement” and, together with all of the other Management Reorganization Documents (as defined in the Classic Global Agreement) and all other agreements, instruments and documents executed and delivered in connection therewith, the “Classic Transaction Documents”) among the Borrower, Classic Hydrocarbons GP Co., L.L.C., a Texas limited liability company (“Classic GP”), Classic Hydrocarbons Holdings, L.P., a Texas limited partnership (“Classic Holdings”), Classic Hydrocarbons, Inc., a Delaware corporation, Classic Pipeline & Gathering, LLC, a Texas limited liability company, Classic Hydrocarbons Operating, LLC, a Delaware limited liability company, Classic Operating Co. LLC, a Delaware limited liability company, Craton Energy Holdings III, LP, a Texas limited partnership, Craton Energy GP III, LLC, a Texas limited liability company, and the individuals signatory thereto under the heading “Classic Management” on the signature pages thereto (collectively, “Classic Management”), and (ii) the other Classic Transaction Documents, the Borrower will be acquiring all of the Equity Interests in Classic GP and Classic Holdings owned by Classic Management (such acquisition, the “Classic Management Equity Acquisition”) and, after giving effect thereto, Classic GP and Classic Holdings will be Wholly-Owned Subsidiaries of the Borrower;

C. The Borrower has advised the Administrative Agent and the Lenders that pursuant to (i) that certain Global Agreement dated as of November 1, 2013 (the “BDM Global Agreement” and, together with all of the other Management Reorganization Documents (as defined in the BDM Global Agreement) and all other agreements, instruments and documents executed and delivered in connection therewith, the “BDM Transaction Documents”) among the Borrower, Black Diamond Minerals, LLC, a Delaware limited liability company (“Black Diamond”), Golden Energy Partners LLC, a Delaware limited liability company, the individuals signatory thereto under the heading “BDM Management” on the signature pages thereto (collectively, “BDM Management”) and the other parties thereto, and (ii) the other BDM Transaction Documents, the Borrower will be acquiring all of the Equity Interests in Black Diamond owned by BDM Management (such acquisition, the “BDM Management Equity Acquisition”) and, after giving effect thereto, Black Diamond will be a Wholly-Owned Subsidiary of the Borrower;

D. The Borrower has advised the Administrative Agent and the Lenders that, pursuant to Section 9.22(c) of the Credit Agreement, the Borrower is hereby designating Black Diamond to be a Restricted Subsidiary for all purposes under the Loan Documents;

E. The Borrower has advised the Administrative Agent and the Lenders that the Borrower desires to make a distribution of $60,000,000 to its Equity Interest holders on, or within two Business Days following, the Third Amendment Effective Date (the “Specified Distribution”), which distribution is currently not permitted under Section 9.04 of the Credit Agreement;

F. The Lenders, as part of the Scheduled Oil and Gas Redetermination originally scheduled for on or about October 1, 2013 (and later postponed by the Borrower and the Lenders to on or about November 1, 2013 pursuant to that certain letter agreement among the parties dated as of September 27, 2013), are reducing the Oil and Gas Reserve Borrowing Base to an amount equal to $60,000,000 and, accordingly, the Global Borrowing Base is being reduced to an amount equal to $100,000,000;

G. In connection with the foregoing, the parties hereto desire to (i) amend the Credit Agreement in certain respects including, without limitation, to permit the Specified Distribution, to permit the Borrower to incur certain second lien debt, to provide for the ability of the Borrower to sell MEMP Units subject to certain conditions (and make distributions with the proceeds thereof) and (ii) provide for the decrease of the Global Borrowing Base to an amount equal to $100,000,000, in each case to be effective as of the Third Amendment Effective Date and in each case on the terms and conditions set forth herein.

H. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Third Amendment, shall have the meaning ascribed such term in the Credit Agreement, as amended hereby. Unless otherwise indicated, all section references in this Third Amendment refer to the Credit Agreement.

Section 2. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement shall be amended effective as of the Third Amendment Effective Date in the manner provided in this Section 2.

2.1 Additional Definitions. Section 1.02 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

“BDM Transaction Documents” has the meaning assigned to such term in the Third Amendment.

“Classic Transaction Documents” has the meaning assigned to such term in the Third Amendment.

“Intercreditor Agreement” means (a) an Intercreditor Agreement substantially in the form of Exhibit A to the Third Amendment (or such other form approved by the Administrative Agent and the Majority Lenders) among the Borrower, the other Loan Parties, the Administrative Agent and the administrative agent under the Permitted Second Lien Documents, and (b) if the Permitted Second Lien Debt is refinanced or replaced in accordance with the terms of such Intercreditor Agreement, any successor intercreditor agreement entered into in connection therewith, which shall be on terms and conditions acceptable to the Administrative Agent and the Majority Lenders in their respective sole discretion, in each case as the same may from time to time be amended, modified, supplemented or restated from time to time.

“Liquidity” means, at any time, an amount equal to the sum of (a) the aggregate amount of the Loan Parties’ unrestricted cash and Cash Equivalents at such time plus (b) Availability hereunder at such time.

“Permitted Second Lien Debt” means (a) Debt incurred on or after the Third Amendment Effective Date by the Borrower pursuant to a second lien credit facility under which Wells Fargo Energy Capital, Inc. (or such other party reasonably acceptable to the Administrative Agent) serves as “administrative agent”; provided that such Debt shall, in each case: (i) be in an aggregate original principal amount not to exceed $20,000,000; (ii) not provide for any scheduled payment of principal, scheduled mandatory Redemption or scheduled sinking fund payment before the date that is 180 days following the Maturity Date; (iii) be evidenced and governed by documentation containing terms and conditions that are satisfactory to the Administrative Agent and the Majority Lenders in their respective sole discretion (provided, that the terms and conditions contained in the Permitted Second Lien Debt Term Sheet shall be deemed satisfactory to the Administrative Agent and the Majority Lenders, and the terms and conditions contained in the definitive loan documentation of such Permitted Second Lien Debt transaction shall be deemed satisfactory to the Administrative Agent and the Majority Lenders if the terms and conditions of such definitive loan documentation reflect the terms and conditions set forth in the Permitted Second Lien Debt Term Sheet (or any other term sheet that has been approved by the Administrative Agent and the Majority Lenders) and are otherwise reasonably acceptable to the Administrative Agent); and (iv) at all times be subject to the Intercreditor Agreement, and (b) any second lien Debt incurred to refinance or replace the Debt referred to in the foregoing clause (a), to the extent such refinancing or replacement is permitted under the Intercreditor Agreement.

“Permitted Second Lien Debt Term Sheet” means that certain Summary of Terms and Conditions setting forth the terms and conditions of the Permitted Second Lien Debt, which Summary of Terms and Conditions was provided by the Borrower and posted to the Lenders on SyndTrak on October 24, 2013.

“Permitted Second Lien Documents” means each credit or other loan agreement governing Permitted Second Lien Debt, all guarantees thereof and all other agreements, documents or instruments executed and delivered by any Loan Party in connection with, or pursuant to, the incurrence of Permitted Second Lien Debt.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of November 1, 2013 among the Borrower, the Guarantors party thereto, the Administrative Agent and the Lenders.

“Third Amendment Effective Date” means November 1, 2013.

“Units Borrowing Base Cancellation Event” means the earliest to occur of any automatic and permanent reduction of the Units Borrowing Base to $0 pursuant to Section 2.07(i), Section 2.07(j) or Section 2.07(k).

2.2 Amended Definitions. The definitions of “Global Borrowing Base”, “Loan Documents”, “Oil and Gas Reserve Borrowing Base”, “Pledged Cash Borrowing Base”, and “Units Borrowing Base” contained in Section 1.02 of the Credit Agreement are hereby amended and restated in their entirety to read in full as follows:

“Global Borrowing Base” means at any time an amount equal to the lesser of (a) the sum of (i) the Oil and Gas Reserve Borrowing Base plus (ii) the Non-Reserve Borrowing Base, determined in accordance with Section 2.07 and as may be further adjusted pursuant to Section 8.13(c) and (b) the Aggregate Maximum Credit Amounts at such time. As of the Third Amendment Effective Date, the Global Borrowing Base shall be $100,000,000.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Notes, any Intercreditor Agreement, the Letter of Credit Agreements, the Letters of Credit, the Engagement Letter, and the Security Instruments.

“Oil and Gas Reserve Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c). As of the Third Amendment Effective Date, the Oil and Gas Reserve Borrowing Base shall be $60,000,000.

“Pledged Cash Borrowing Base” means, (a) at any time prior to a voluntary elimination of the Pledged Cash Borrowing Base pursuant to Section 2.07(l), the sum (i) the amount of Pledged Cash as of the most recent Monthly Unit Price Redetermination Date plus (ii) the product of (A) .95 multiplied by (B) the amount of Pledged Cash Equivalents as of the most recent Monthly Unit Price Redetermination Date, and (b) from and after a voluntary elimination of the Pledged Cash Borrowing Base pursuant to Section 2.07(l), $0. As of the Third Amendment Effective Date, the Pledged Cash Borrowing Base shall be $0.

“Units Borrowing Base” means, (a) at any time prior to a Units Borrowing Base Cancellation Event, as of any Unit Price Redetermination Date, and continuing until the next Unit Price Redetermination Date, an amount equal to the sum of (i) the product of (A) .30 multiplied by (B) the number of Qualifying MEMP Common Units as of the Business Day immediately preceding such Unit Price Redetermination Date multiplied by (C) the MEMP Unit Price as of the Business Day immediately preceding such Unit Price Redetermination Date plus (ii) the product of (A) .05 multiplied by (B) the number of Qualifying MEMP Subordinated Units as of the Business Day immediately preceding such Unit Price Redetermination Date multiplied by (C) the MEMP Unit Price as of the Business Day immediately preceding such Unit Price Redetermination Date, and (b) from and after a Units Borrowing Base Cancellation Event, $0. As of the Third Amendment Effective Date, the Units Borrowing Base shall be $40,000,000.

2.3 Amendment to Section 2.07(i) of the Credit Agreement. Clause (i) of Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(i) Elimination of Units Borrowing Base upon Delisting of MEMP Units. In addition to the other redeterminations of the Units Borrowing Base provided for herein, if at any time an Event of Default under Section 10.01(o) shall occur, the Units Borrowing Base shall be automatically reduced to $0, effective immediately, as of the date such Event of Default occurs, and the Global Borrowing Base shall be adjusted accordingly on such date.

2.4 New Sections 2.07(j), 2.07(k) and 2.07(l) of the Credit Agreement. Section 2.07(j) of the Credit Agreement is hereby re-numbered to be Section 2.07(m) of the Credit Agreement, the reference to “Section 2.07(j)” contained in the last sentence thereof shall be replaced with a reference to “Section 2.07(m)”, and new clauses (j), (k) and (l) are hereby added to Section 2.07 of the Credit Agreement immediately following clause (i) thereof, which clauses (j), (k) and (l) shall read in full as follows:

(j) Elimination of Units Borrowing Base upon sale of fifty percent (50%) or more of MEMP Common Units. In addition to the other redeterminations of the Units Borrowing Base provided for herein, if at any time following the Third Amendment Effective Date the Loan Parties have sold, transferred, assigned or otherwise disposed of, in the aggregate, [insert number of MEMP Common Units that is equal to 50% of MEMP Common Units owned by Loan Parties on Third Amendment Effective Date] or more MEMP Common Units (without giving effect to, as opposed to adjusted to reflect, any stock splits or similar transactions involving the MEMP Common Units), the Units Borrowing Base shall be automatically and permanently reduced to $0, effective immediately as of the date such sale or other disposition of MEMP Common Units occurs; provided that nothing in this paragraph is intended to permit the Borrower or any Restricted Subsidiary to sell, transfer or otherwise dispose of any MEMP Units except to the extent permitted under Section 9.12, and any such non-permitted sale will constitute a breach of this Agreement.

(k) Voluntary Elimination of Units Borrowing Base. So long as no Borrowing Base Deficiency would result therefrom, the Borrower may, upon not less than three (3) Business Days’ notice to the Administrative Agent, elect in its sole discretion to voluntarily cancel and eliminate the Units Borrowing Base and the Units Borrowing Base shall be automatically and permanently reduced to $0, effective immediately as of the date specified in such written notice.

(l) Voluntary Elimination of Pledged Cash Borrowing Base. So long as no Borrowing Base Deficiency would result therefrom, the Borrower may, upon not less than three (3) Business Days’ notice to the Administrative Agent, elect in its sole discretion to voluntarily cancel and eliminate the Pledged Cash Borrowing Base and the Pledged Cash Borrowing Base shall be automatically and permanently reduced to $0, effective immediately as of the date specified in such written notice.

2.5 Amendment to Section 3.04(c)(v) of the Credit Agreement. Subclause (v) of Section 3.04(c) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(v) Upon and after giving effect to any adjustments to the Global Borrowing Base pursuant to Section 2.07(f), Section 2.07(h), Section 2.07(i), Section 2.07(j), Section 2.07(k) or 2.07(l), if a Borrowing Base Deficiency exists, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives proceeds as a result of such disposition or the date on which the Swap Liquidation or elimination of the Units Borrowing Base occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(v) must be made on or prior to the Termination Date.

2.6 New Section 8.01(u) of the Credit Agreement. A new clause (u) is hereby added to Section 8.01 of the Credit Agreement immediately following clause (t) thereof, which clause (u) shall read in full as follows:

(u) Issuance of Permitted Second Lien Debt. In the event the Borrower intends to incur Permitted Second Lien Debt, prior written notice of such intended incurrence, the amount thereof, and the anticipated date of closing, which notice shall include a copy of the term sheet relating to such Permitted Second Lien Debt (if different from the Permitted Second Lien Debt Term Sheet) for the review and approval of the Administrative Agent and the Majority Lenders and the Borrower will subsequently (but prior to the execution thereof) furnish the material documents governing the Permitted Second Lien Debt to the Administrative Agent for approval.

2.7 Amendment to Section 9.02 of the Credit Agreement. Clauses (f) and (g) of Section 9.02 of the Credit Agreement are hereby deleted and replaced with the following:

(f) MEMP GP Debt;

(g) Permitted Second Lien Debt and guarantees thereof by any Loan Party; and

(h) other Debt not to exceed $2,500,000 in the aggregate principal amount at any one time outstanding.

2.8 Amendments to Section 9.03 of the Credit Agreement.

(a) A new clause (f) is hereby added to Section 9.03 of the Credit Agreement immediately following clause (e) thereof, which clause (f) shall read in full as follows:

(f) Liens on Collateral securing the Permitted Second Lien Debt that are subject to the Intercreditor Agreement.

(b) The parenthetical in the last paragraph of Section 9.03 is hereby amended and restated to read in its entirety as “(other than Liens securing the Indebtedness, Excepted Liens, and Liens permitted under Section 9.03(f))”.

2.9 Amendment to Section 9.04 of the Credit Agreement. Section 9.04 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 9.04 Dividends and Distributions. The Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Restricted Subsidiaries may declare and pay dividends to other Loan Parties ratably with respect to their Equity Interests;

(iii) the Loan Parties may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries;

(iv) so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, or would exist after giving effect thereto, the Borrower may declare and make a cash distribution to its Equity Interest holders in an amount up to $60,000,000 on, or within two Business Days following, the Third Amendment Effective Date;

(v) so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, or would exist after giving effect thereto (including after giving effect to the reduction in the Units Borrowing Base which will occur automatically upon consummation of such sale or disposition of MEMP Units pursuant to Section 2.07(h)), and so long as Liquidity is not less than $30,000,000 after giving effect to such distribution (including after giving effect to the reduction in the Units Borrowing Base which will occur automatically upon consummation of such sale or disposition of MEMP Units pursuant to Section 2.07(h)), the Borrower may substantially contemporaneously with (and in any event within two Business Days after) a sale or disposition of MEMP Units pursuant to Section 9.12(e), make cash distributions to its Equity Interest holders in an amount not to exceed the amount of the net cash proceeds received by a Loan Party from such sale or other disposition of MEMP Units; and

(vi) so long as no Borrowing Base Deficiency or Event of Default has occurred and is continuing, or would exist after giving effect thereto, the Borrower may (A) make Permitted Tax Distributions in accordance with the last sentence of this Section 9.04 and (B) substantially contemporaneously with (and in any event within two Business Days after) its receipt of any Unrestricted Subsidiary Distribution from any Unrestricted Subsidiary other than MEMP, make cash distributions or dividends to its members in an amount not to exceed the amount of the corresponding Unrestricted Subsidiary Distribution.

Permitted Tax Distributions may be made quarterly, based on the Borrower’s estimated taxable income for each applicable quarterly period, and annually, based on the Borrower’s annual federal income tax filing, provided that if the aggregate quarterly estimates for any tax year exceed the actual annual amount for such tax year, such excess shall be deducted from the next quarterly distribution(s) to occur after such annual federal income tax filing.

2.10 Amendment to Section 9.12(e) of the Credit Agreement. Section 9.12(e) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(e) sales or dispositions of any MEMP Units owned by the Borrower or the Restricted Subsidiaries; provided, that (i) the Borrower shall deliver to the Administrative Agent reasonable prior notice of such sale or disposition, (ii) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result from such sale or disposition (including after giving effect to the reduction in the Units Borrowing Base which will occur automatically upon consummation of such sale or disposition of MEMP Units pursuant to Section 2.07(h)) and (iii) Liquidity is not less than $30,000,000 after giving effect thereto (including after giving effect to the reduction in the Units Borrowing Base which will occur automatically upon consummation of such sale or disposition of MEMP Units pursuant to Section 2.07(h)).

2.11 Amendment to Section 9.14 of the Credit Agreement. Section 9.14 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors but including the Unrestricted Subsidiaries) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or comparable governing body) of the Borrower or the Loan Parties, (b) compensation arrangements for directors (or the members of the comparable governing body), officers and other employees of the Borrower or the Loan Parties entered into in the ordinary course of business, (c) Qualifying Drop-Down Transaction Obligations, (d) transactions with MEMP which have been approved by the board of directors of the Borrower, as certified to the Administrative Agent contemporaneously with the consummation of such transactions, (e) Investments by a Loan Party in an Unrestricted Subsidiary permitted by Section 9.05(h), (f) transactions contemplated under the Classic Transaction Documents and the BDM Transaction Documents, in each case, without giving effect to any amendments thereto after the Third Amendment Effective Date that could reasonably be expected to be materially adverse to the interests of the Lenders, and (g) Restricted Payments permitted under Section 9.04.

2.12 New Section 9.26 of the Credit Agreement. A new Section 9.26 is hereby added to the Credit Agreement immediately following Section 9.25 thereof, which Section 9.26 shall read in full as follows:

Section 9.26 Repayment of Permitted Second Lien Debt; Amendment of Terms of Permitted Second Lien Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 180 days after the Maturity Date: (a) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Second Lien Debt (other than in connection with a refinancing thereof permitted under the Intercreditor Agreement), or (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Second Lien Documents other than amendments or other modifications that are permitted under the Intercreditor Agreement. For the sake of clarity, nothing in this Section 9.26 shall restrict the payment of interest on any Permitted Second Lien Debt in accordance with the Intercreditor Agreement.

2.13 Amendment to Section 10.01(l) of the Credit Agreement. Clause (l) of Section 10.01 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or, in the case of any Intercreditor Agreement, against any other party thereto (other than the Administrative Agent), or shall be repudiated by any of them (other than the Administrative Agent), or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates or, in the case of the Intercreditor Agreement, any other party thereto (other than the Administrative Agent), shall so state in writing;

2.14 Amendment to Section 11.12 of the Credit Agreement. Section 11.12 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 11.12 Intercreditor Agreements. Each Lender hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement and any intercreditor agreement with any Secured Swap Provider and to amend any such agreements in accordance with the provisions of Section 12.02. Each Lender (on behalf of itself and each of its Affiliates that is a Secured Party) (by receiving the benefits thereunder and of the collateral pledged pursuant to the Security Instruments) agrees that the terms of the Intercreditor Agreement and each such other intercreditor agreement shall be binding on such Lender, such Affiliates and their respective successors and assigns, as if it were a party thereto. Each Lender agrees to cause each of its Affiliates that is a Secured Party to acknowledge, confirm and ratify the agreements entered into by such Lender on behalf of such Secured Party pursuant to this Section 11.12 forthwith upon the request of the Administrative Agent, any Loan Party or any other Lender.

2.15 Designation of Unrestricted Subsidiaries as Restricted Subsidiaries and Replacement of Schedule 7.14. The Borrower hereby designates Black Diamond as a Restricted Subsidiary pursuant to Section 9.22(c) of the Credit Agreement and Schedule 7.14 to the Credit Agreement is hereby replaced with Schedule 7.14 attached hereto and Schedule 7.14 attached hereto shall be deemed to be attached as Schedule 7.14 to the Credit Agreement.

Section 3. Global Borrowing Base. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, and after giving effect to the amendments contained in Section 2 hereof, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, in each case effective as of the Third Amendment Effective Date, (a) the Lenders hereby redetermine the Oil and Gas Reserve Borrowing Base to be $60,000,000, (b) the Units Borrowing Base is hereby reaffirmed at $40,000,000, (c) the Pledged Cash Borrowing Base is hereby reaffirmed at $0, and (d) as a result, the Global Borrowing Base is hereby decreased from $120,000,000 to $100,000,000. The Global Borrowing Base shall remain at $100,000,000 until the next Scheduled Redetermination, Interim Redetermination or other adjustment of the Global Borrowing Base pursuant to the terms of the Credit Agreement as amended hereby. The redetermination of the Oil and Gas Reserve Borrowing Base provided for herein is the Scheduled Oil and Gas Redetermination originally scheduled for on or about October 1, 2013 (and later postponed by the Borrower and the Lenders to on or about November 1, 2013 pursuant to that certain letter agreement among the parties dated as of September 27, 2013) for purposes of Section 2.07(b) of the Credit Agreement.

Section 4. Conditions Precedent. The effectiveness of (a) the amendments to the Credit Agreement contained in Section 2 hereof, (b) the designation of Black Diamond as a Restricted Subsidiary as provided in Section 2.15 hereof, and (c) the decrease of the Global Borrowing Base as provided in Section 3 hereof, is subject to the satisfaction of each of the following conditions precedent:

4.1 The Administrative Agent shall have received counterparts of this Third Amendment from the Loan Parties and the Required Lenders.

4.2 The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the effective date of this Third Amendment.

4.3 The Administrative Agent shall have received (a) a certificate of a Responsible Officer of the Borrower certifying: (i) that the Borrower has consummated or is concurrently consummating the Classic Management Equity Acquisition and the BDM Management Equity Acquisition in accordance with all Governmental Requirements and the terms of the Classic Transaction Documents and the BDM Transaction Documents, respectively, with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto and with no provision of such Classic Transaction Documents or BDM Transaction Documents having been waived, amended, supplemented or otherwise modified in any material respect without the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) as to the final purchase price for the Equity Interests being acquired pursuant to such transactions; (b) original counterparts or copies, certified as true and complete by a Responsible Officer of the Borrower, of the Classic Transaction Documents and the BDM Transaction Documents, which Classic Transaction Documents and BDM Transaction Documents shall have terms and conditions reasonably satisfactory to the Administrative Agent; and (c) such other related documents and information as the Administrative Agent shall have reasonably requested.

4.4 The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that, prior to or concurrently with the funding of any Loans on the Third Amendment Effective Date, (a) all amounts due under any existing credit facility of Black Diamond have or will have been paid in full, (b) all commitments to lend under such credit facilities have or will have been terminated, and (c) all Liens encumbering (i) the Equity Interests in any subsidiary of Black Diamond, (ii) the Oil and Gas Properties of Black Diamond, and (iii) all other Property of Black Diamond will be released (other than the Liens securing the Indebtedness and created pursuant to the Security Instruments and Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, subject to the provisos at the end of such definition).

4.5 The Administrative Agent shall have received (a) such duly executed Security Instruments including, without limitation, such supplements and amendments to the Security Agreement and the Guaranty Agreement as necessary pursuant to which (i) Black Diamond becomes a Guarantor, (ii) Black Diamond grants to the Administrative Agent a perfected, first-priority security interest in substantially all of the material tangible and intangible personal property assets of Black Diamond, (iii) the Borrower grants to the Administrative Agent a perfected, first-priority security interest in all Equity Interests acquired pursuant to the BDM Management Equity Acquisition and the Classic Management Equity Acquisition, and (b) such other stock certificates, stock powers, closing documents, certificates, authorizing resolutions, Organizational Documents and legal opinions, in each case as shall be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

4.6 No Default, Event of Default, or Borrowing Base Deficiency exists immediately prior to or after giving effect to the amendments to the Credit Agreement contained in Section 2 hereof, the designation of Black Diamond as a Restricted Subsidiary as provided in Section 2.15 hereof, and the decrease of the Global Borrowing Base as provided in Section 3 hereof.

4.7 The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that, after giving effect to the designation of Black Diamond as a Restricted Subsidiary contained in Section 2.15 hereof, the Borrower shall be in compliance with Section 8.14, Section 8.17 and Section 9.15 of the Credit Agreement.

4.8 The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that, as of the Third Amendment Effective Date and after giving effect to the making of the Specified Distribution and the other transactions contemplated by this Third Amendment, the representations and warranties contained in Section 7.22 of the Credit Agreement are (and to the extent the Specified Distribution is made after the Third Amendment Effective Date pursuant to Section 9.04(iv) of the Credit Agreement (after giving effect to this Third Amendment), will be on the date thereof) true and correct in all respects.

4.9 The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the effectiveness of this Third Amendment, and such notice shall be conclusive and binding.

Section 5. Second Lien Intercreditor Agreement. Each Lender hereby consents to the terms of, and authorizes the Administrative Agent to enter into in the event that the Borrower incurs Permitted Second Lien Debt, a form of Intercreditor Agreement with respect to the Permitted Second Lien Debt that is substantially in the form attached hereto as Exhibit A, and each Lender on behalf of itself and its Affiliates that are Secured Parties agrees that the terms of such Intercreditor Agreement shall be binding on such Lender, such Affiliates, and their respective successors and assigns, as if it were a party thereto.

Section 6. Representations and Warranties; Etc. Each Loan Party hereby affirms, both immediately prior to and after giving effect to the amendments to the Credit Agreement contained in Section 2 hereof, the designation of Black Diamond as a Restricted Subsidiary as provided in Section 2.15 hereof and the decrease of the Global Borrowing Base as provided in Section 3 hereof: (a) that as of the date hereof, all of the representations and warranties contained in each Loan Document to which such Loan Party is a party are true and correct in all material respects as though made on and as of the date hereof (unless made as of a specific earlier date, in which case, was true as of such date), (b) no Defaults exist under the Loan Documents or will, after giving effect to this Third Amendment, exist under the Loan Documents and (c) no Material Adverse Effect has occurred.

Section 7. Miscellaneous.

7.1 Confirmation and Effect. The provisions of the Credit Agreement (as amended by this Third Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Third Amendment. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

7.2 Ratification and Affirmation of Loan Parties. Each of the Loan Parties hereby expressly (a) acknowledges the terms of this Third Amendment, (b) ratifies and affirms its obligations under the Guaranty Agreement and the other Loan Documents to which it is a party, as amended hereby, (c) acknowledges, renews and extends its continued liability under the Guaranty Agreement and the other Loan Documents to which it is a party, as amended hereby, and (d) agrees that its guarantee under the Guaranty Agreement and the other Loan Documents to which it is a party, as amended hereby, remains in full force and effect with respect to the Indebtedness as amended hereby.

7.3 Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile or electronic (e.g., pdf) transmission shall be effective as delivery of a manually executed original counterpart hereof.

7.4 No Oral Agreement. This written Third Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

7.5 Governing Law. This Third Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.

7.6 Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Third Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

7.7 Severability. Any provision of this Third Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.8 Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed effective as of the date first written above.

BORROWER:	MEMORIAL RESOURCE DEVELOPMENT LLC,
a Delaware limited liability company

	By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President and Chief Executive Officer

GUARANTORS:	MEMORIAL PRODUCTION PARTNERS GP LLC
MRD OPERATING LLC
BETA OPERATING COMPANY, LLC
		By:	Memorial Resource Development LLC,
its sole member

	By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President and Chief Executive Officer

CLASSIC HYDROCARBONS GP CO., L.L.C.
CLASSIC HYDROCARBONS HOLDINGS, L.P.
		By:	Classic Hydrocarbons GP Co., L.L.C.,
its general partner
CLASSIC PIPELINE & GATHERING, LLC
CLASSIC OPERATING CO. LLC
		By:	Classic Hydrocarbons, Inc.,
its sole member
CLASSIC HYDROCARBONS OPERATING, LLC
CLASSIC HYDROCARBONS, INC.
CRATON ENERGY GP III, LLC
CRATON ENERGY HOLDINGS III, LP
		By:	Craton Energy GP III, LLC,
its general partner

	By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

ADMINISTRATIVE AGENT AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Shiloh Davila
Name:	Shiloh Davila
Title:	Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

LENDER:	CITIBANK, N.A., as a Lender

	By:	/s/ Peter Kardos
	Name:	Peter Kardos
	Title:	Vice-President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

LENDER:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Elizabeth Gallagher
	Name:	Elizabeth Gallagher
	Title:	Assistant Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

LENDER:	BARCLAYS BANK PLC, as a Lender

	By:	/s/ Irina Dimova
	Name:	Irina Dimova
	Title:	Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

LENDER:	COMERICA BANK, as a Lender

	By:	/s/ Jeffrey Treadway
	Name:	Jeffrey Treadway
	Title:	Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]

LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT –

MEMORIAL RESOURCE DEVELOPMENT LLC]